Exhibit 10.1

CONFIDENTIAL

FOR DISCUSSION PURPOSES ONLY

SUBJECT TO RULE 408

April 28, 2006 - Settlement Term Sheet

•	New Plan of Reorganization (“Plan”) to be proposed by Owens Corning, a Delaware corporation (“OCD”) with supporting agreement from: Asbestos Claimants’ Committee (“ACC”), Legal Representative for Future Claimants (“FCR”), Bank Steering Committee, Official Committee of Unsecured Creditors, the Ad Hoc Bondholder Committee represented by Stroock, Official Representatives of Bondholders and Trade Creditors and the Ad Hoc Equity Holders Committee. The Plan shall be in full compliance with each and every provision of section 524(g) of the Bankruptcy Code.

•	Settlement Term Sheet must be agreed upon on or before May 10, 2006.

•	Plan must reach a final, non-appealable effective date no later than October 30, 2006, or such later date as OCD, the ACC and the FCR shall unanimously agree (the “Effective Date”).

•	In exchange for the payments set forth below, the Debtors, Reorganized Debtors and all Protected Parties will receive a full release from any and all asbestos personal injury claims (existing, future and settled but not liquidated) with those claims being channeled to one or more asbestos trusts pursuant to Section 524(g) of the Bankruptcy Code.

Post-Petition Financing/Capital Structure

•	Enterprise value as in Fifth Amended Plan, at $5.858 billion (including net present value of cash flows related to the utilization of net operating loss carry forwards).

•	OCD Asbestos Personal Injury Claims would be fixed at the judicially estimated amount of $7 billion.

•	Prior to the Effective Date, OCD would enter into a binding commitment letter with one or more major financial institutions for $1.8 billion of post-petition debt financing, to be issued upon the Effective Date, which indebtedness may be in the form of senior notes, senior term loans or other cash pay debt instruments, plus a revolving credit facility in an amount to be determined (of which zero is drawn down as of the Effective Date). Tax notes ($61 million) and existing funded debt ($55 million) would remain in place as provided in the Fifth Amended Plan.

•	Under the Plan, the existing equity will be extinguished and 131.4 million shares of new stock will be issued. The 131.4 million shares will be divided as follows:

Shares (in millions)
Bonds	26.6
Shares Subject to Rights Offering	72.9
OC/FB Asbestos Contingent Payment	28.6
Employees	3.3

TOTAL	131.4

•	Prior to the Effective Date, OCD would enter into a binding commitment agreement with JP Morgan Chase for $2.187 billion of contingent post-petition financing to be utilized on the Effective Date pursuant to an underwritten rights offering to be made to all bondholders, and to general unsecured creditors with claims classified in classes A6-A and A6-B of the Fifth Amended Plan. On the Effective Date, each bondholder and general unsecured creditor would have the right to purchase their pro rata share of 72.9 million shares of common stock from OCD at $30.00 per share. The offering will be backstopped by JP Morgan Securities, and a syndicate consisting of D. E. Shaw Laminar Portfolios, L. L. C., Plainfield Special Situations Master Fund Limited or such or an affiliate thereof and certain other bondholders (collectively, the “Backstop Providers”) who would collectively agree to purchase the shares of New Common Stock underlying the unexercised rights. The backstop shall have terms, provisions and conditions that shall be acceptable to the ACC and FCR. The Backstop Providers would receive a fee for their commitment to backstop the rights offering in such amount as may be agreed upon by OCD and approved by the Court, the payment of which is the responsibility of OCD.

Payments to Asbestos PI Trust

•	On the Effective Date, OCD will pay the Asbestos PI Trust on an irrevocable basis (1) $1.25 billion in cash, (2) all amounts held in the Fibreboard Settlement Trust ($1.306 billion as of 12/31/05), (3) $189 million from the OC Administrative Escrow Deposits and the OC Insurance Escrow and (4) all Undistributed Administrative Deposits in respect of Fibreboard claims ($127 million as of 12/31/05) for a total of $2.872 billion in cash and will also assign the Asbestos PI Trust all rights to any insurance recoveries.

•	On the Effective Date, OCD will provide a contingent payment right to the Asbestos PI Trust in the amount of (i) $1.390 billion, plus interest from the Effective Date to the payment date at 7%, in cash, and (ii) 28.6 million shares of equity in reorganized OCD, all of which will be subject to the condition precedent that the FAIR Act has not been enacted and made law on or before the date that is ten (10) days after the conclusion of the 109th Congress (the

“Trigger Date”). If the FAIR Act is not made law on or before the Trigger Date, OCD will be required to satisfy no later than January 8, 2007 the contingent payment right by paying $1.390 billion plus accrued interest, in cash, and delivering 28.6 million shares of reorganized OCD.

•	If the cash and shares provided under the contingent payment right vest in the Asbestos PI Trust, the Asbestos PI Trust would grant options to the Backstop Providers to purchase 28.6 million shares in the aggregate from it at an exercise price of $37.50 per share which would expire 12 months after the date the Trust receives the shares. The Backstop Providers would grant the Asbestos PI Trust options to sell to them 28.6 million shares in the aggregate at an exercise price of $25.00 per share which would expire 3 months after the date the Trust receives the shares.

•	If as of the Trigger Date, the FAIR Act has been enacted and made law but is subject to legal challenge, payments under the contingent payment right will be suspended until the legal challenge to the legislation is resolved by final non-appealable judgment.

•	If the FAIR Act has been enacted and made law on or prior to the Trigger Date and is not subject to a constitutional challenge or other challenge to its validity by March 31, 2007 (the “Rollover Event”), the contingent payment right will not vest and will be fully cancelled.

•	The contingent payment right will be issued by OCD and will be secured by 51 percent of the voting stock of one or more domestic and/or foreign subsidiaries of OCD as determined by the ACC, the FCR and the Backstop Providers to be necessary to comply with 11 U.S.C. § 524(g)(2)(B)(i)(III).

Payments to Bank Creditors

Same as in Fifth Amended Plan, including post-petition interest at prime + 2% compounded quarterly for the duration of the bankruptcy cases.

Payments to Senior and Junior General Unsecured Creditors

Bondholders would receive 26.6 million shares of the common stock of reorganized OCD as provided above on the Effective Date. Non-bondholder senior and junior unsecured creditors (exclusive of the convertible subordinated note underlying the MIPS trust) would receive an aggregate of $248.5 million in cash on the Effective Date. In the event that the senior and junior general unsecured creditors do not vote to accept the Plan, then such creditors shall receive the distribution they were entitled to receive if they had voted not to accept the plan filed with the court on December 31, 2005.

Payments to MIPS

On the Effective Date, holders of MIPS would receive warrants, with customary market protections, exerciseable within seven (7) years of the Effective Date to obtain 10% of the fully diluted common stock of reorganized OCD, assuming exercise of all warrants but ignoring management options, at a strike price of $43 per share implying an enterprise value of $7.6 billion.

On the Rollover Event, holders of MIPS would have the right to exchange their warrants for 5.5% of the fully diluted common stock of reorganized OCD, assuming exchange of all warrants into common stock but ignoring management options. In the event that the general unsecured creditors do not vote to accept the Plan, then holders of MIPS shall receive the distribution they were entitled to receive if the general unsecured creditors had voted not to accept the plan filed with the court on December 31, 2005.

Payments to Equity

On the Effective Date, holders of OCD existing common stock would receive warrants, with customary market protections, exerciseable within seven (7) years of the Effective Date to obtain 5% of the fully diluted common stock of reorganized OCD, assuming exercise of all warrants but ignoring management options, at a strike price of $45.25 per share implying an enterprise value of $7.9 billion.

On the Rollover Event, holders of OCD existing common stock would have the right to exchange their warrants for 14.75% of the fully diluted common stock of reorganized OCD, assuming exchange of all warrants into common stock but ignoring management options. In the event that the senior and junior general unsecured creditors or the Bondholders do not vote to accept the Plan, then holders of OCD existing common stock shall not receive any distribution under the Plan.

Corporate Governance

The Board of Directors for Reorganized OCD shall consist of 16 members, consisting of the 12 directors who serve on the Board of Directors for OCD immediately prior to the Effective Date and one member to be named by the ACC and one member to be named by the FCR and two members to be named by the Bondholders. The initial term of the Board of Directors for Reorganized OCD shall be until the first annual meeting of shareholders following the second anniversary of the Effective Date of the Plan. In the event that the Asbestos PI Trust shall no longer hold any shares in OCD, the members named by the ACC and the FCR, or their successors, shall resign. For as long as the Asbestos PI Trust owns shares in OCD, it shall have the right to designate one member as directed by the FCR and one member as directed by the TAC.

Professional Fees

The reasonable legal fees and expenses incurred by the Bondholders represented by Stroock & Stroock & Lavan LLP shall be reimbursed or otherwise paid by OCD, upon approval of the Court, in recognition of the Bondholders’ substantial contribution to the reorganization pursuant to 11 U.S.C. sections 503(b)(3)(D) and 503(b)(4). The reasonable professional fees and expenses incurred by the Ad Hoc Equity Holders Committee, represented by Brown Rudnick Berlack Israels LLP, shall be reimbursed or otherwise paid by OCD, upon approval of the Court, in recognition of the Ad Hoc Equity Holders Committee’s substantial contribution to the reorganization pursuant to 11 U.S.C. sections 503(b)(3)(D) and 503(b)(4).

Other Matters

All other provisions of the Fifth Amended Plan not addressed herein and which do not conflict with the provisions of this term sheet shall remain unchanged from the Fifth Amended Plan.

All Avoidance Actions, and any and all actions commenced by these parties against the Banks, whether pending or tolled, will be tolled and stayed pending Plan confirmation and will be dismissed with prejudice, unless otherwise provided for with the agreement of the ACC and the FCR, on the Effective Date.

Within ten days after the execution of this Term Sheet, the Bank Steering Committee, Official Committee of Unsecured Creditors, the Ad Hoc Bondholders and Trade Creditors and the Ad Hoc Equity Holders Committee shall take such steps as may be required to dismiss with prejudice the appeal pending before the Third Circuit Court of Appeals from the decision by District Judge Fullam estimating the present and future asbestos liabilities of Owens Corning, subject to reinstatement, but only if reinstatement is permitted by the Court of Appeals, if the asbestos personal injury claimants fail to accept the Plan by the percentages required by Section 524(g) and Section 1126(c) of the Bankruptcy Code. Within ten days after the execution of this Term Sheet, the Ad Hoc Equity Holders Committee will also dismiss all of its other pending appeals before the District Court, with prejudice.

Each member of the Official Representatives of Bondholders and Trade Creditors, the Ad Hoc Equity Holders Committee, and the Ad Hoc Bondholders Committee agrees that such member shall not sell, transfer or otherwise dispose of any portion of or all of such member’s debt and/or equity holdings without entering into an agreement with such transferee, which agreement shall be satisfactory to the ACC and FCR, providing that such transferee shall be bound to all of the terms and provisions of this term sheet.

The undersigned members of the Ad Hoc Bondholders Committee shall be bound to the terms provided herein if the Plan of Reorganization is confirmed irrespective of whether or not a class or classes of general unsecured creditors vote to accept the Plan.

Dated: May 8, 2006

The Debtors	Official Committee of Asbestos Claimants

By	By

Official Committee of Unsecured Creditors	The Legal Representative for Future Claimants

By	By

The Official Representatives of Bondholders and Trade Creditors	The Ad Hoc Equity Holders Committee

By	By

The Ad Hoc Bondholders Committee

By